Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated January 2, 2025 with respect to the Common Stock, par value $0.01 per share, of Magnachip Semiconductor Corporation, a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

TORO 18 HOLDINGS LLC

By:	/s/ Eric Singer
Eric Singer, President and CEO
Date:	01/02/2025

IMMERSION CORP

By:	/s/ Eric Singer
Eric Singer, President, CEO and Chairman
Date:	01/02/2025

MARTIN WILLIAM C

By:	/s/ William C. Martin
William C. Martin
Date:	01/02/2025

Singer Eric

By:	/s/ Eric Singer
Eric Singer
Date:	01/02/2025